Exhibit 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated September 4, 2007, on the financial statements included in and incorporated by reference in the current report of Agilysys, Inc. on Form 8-K/A dated September 10, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements on Forms S-8 (File Nos. 333-143994, effective June 22, 2007, 333-64164, effective June 29, 2001, 33-106267, effective June 19, 2003, 333-07143, effective June 28, 1996, 33-46004, effective February 26, 1992, 33-53329 effective April 28, 1994, and 333-40750 effective June 30, 2000).
/s/ GRANT THORNTON LLP
Edison, New Jersey
September 4, 2007